Moody National REIT II 8K

Exhibit 10.2

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of December 13, 2024 (the “Effective Date”), is made and entered into by and between MOODY NATIONAL LANCASTER-AUSTIN HOLDING, LLC, a Delaware limited liability company, and MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company (collectively, “Seller”), and MCR HOTEL ACQUISITIONS LLC, a Delaware limited liability company (“Purchaser”).

ARTICLE 1.

AGREEMENT OF PURCHASE AND SALE

1.1.        Agreement. Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser hereby agrees to purchase from Seller, the following:

(a).         That certain tract of land located at 1200 Barbara Jordan Boulevard, Building 4, Austin, Texas 78723 (also known as 1209 E 51st Street, Austin, TX 78723), and being more particularly described on Exhibit “A” attached hereto, together with all rights, easements and appurtenances pertaining thereto, including any interest of Seller in any adjacent streets, alleys, rights-of-way, strips, or gores of land adjoining such land, drainage facilities, utility rights, air rights, mineral rights and water rights (collectively, the “Land”).

(b).         The buildings, structures, fixtures, building systems, utility systems and other improvements of every kind and nature presently situated on, in or under, or used in, on or about the Land (collectively, the “Improvements”) currently being operated as “Residence Inn Austin – University Area” (the “Hotel”).

(c).         All equipment and machinery (including, without limitation, heating, ventilation and air conditioning systems, equipment and controls, and all security equipment, cameras, card entry systems, monitoring devices, equipment and related computer hardware, software and licenses), all appliances, furniture, tools and supplies, vehicles, and all other personal property owned by Seller and located on or about the Land and the Improvements and used in the operation or maintenance thereof, including, food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the hotel, and other tangible personal property owned by Seller and used in connection with the ownership and/or the operation of the Hotel (collectively, the “Personal Property”).

(d).         All assignable contracts and agreements to which Seller is a party relating to the upkeep, repair, maintenance, management, leasing or operation of the Land, Improvements and Personal Property, including all service, maintenance, purchase order, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller is employer, lessee or purchaser, as the case may be, each of which are set forth on Exhibit “E” attached hereto and incorporated by reference herein (collectively, the “Service Agreements”).

(e).         All of Seller’s right, title and interest (if any) in and to all intangible assets of any nature relating to the Land, Improvements or Personal Property, if any only to the extent in Seller’s possession or control which are assignable, including, but not limited to: (i) all warranties and guaranties issued with respect to the Improvements or the Personal Property (collectively, the “Warranties”); (ii) all licenses and permits with respect to the ownership and operation of the Land or Improvements, including, but not limited to, building permits, elevator permits, boiler and machinery permits, certificates of occupancy, water and wastewater taps, governmental entitlements, development rights and utility service commitments (collectively, the “Permits”); (iii) all as-built engineering and architectural plans, and drawings held by or for Seller which relate to the Land and Improvements (collectively, the “Plans”); and (v) reservations and agreements made or entered into by Seller prior to Closing and assumed by Purchaser for Hotel rooms or meeting rooms to be utilized after Closing, in the ordinary course of business (collectively, the “Advanced Bookings”), and all other intangible property owned by Seller and used in connection with the ownership and/or the operation of the Hotel (collectively, the “Intangible Assets”).

The Land and Improvements are sometimes hereinafter referred to as the “Real Property”. The Land, Improvements, Personal Property, Service Agreements and Intangible Assets are sometimes hereinafter collectively referred to as the “Property”; provided, however, that Property shall specifically exclude (i) property of hotel guests, (ii) property of Seller’s property manager (“Manager”), provided the same does not have more than a de minimis value, (iii) all cash, cash equivalents on hand or in any bank account, operating account or other account maintained in connection with the ownership, management or operation of the Property, (iv) accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, (v) any pre-paid deposits or accounts receivable related to the Hotel operation, (vi) the Management Agreement (defined below), the (vii) the master lease between MOODY NATIONAL LANCASTER-AUSTIN HOLDING, LLC, a Delaware limited liability company, and MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company (the “Master Lease”), which will expire and be of no further force and effect following the transfer of the Property in accordance with this Agreement, and (vii) the Existing Franchise Agreement (defined below).

Purchaser acknowledges and agrees that all insurance claims or proceeds arising out of or relating to events that occur prior to the Closing Date shall remain the property of Seller and Purchaser shall have no right or claim to any such insurance proceeds or claims, except as expressly provided under Article 10 hereof.

ARTICLE 2.

PURCHASE PRICE

2.1.         Purchase Price. The purchase price for the Property (the “Purchase Price”) is TWENTY MILLION FIVE HUNDRED THOUSAND AND NO/100 Dollars ($20,500,000.00), payable in immediately available U.S. funds via wire transfer at Closing (hereinafter defined), subject to the offsets and credits described herein. Seller and Purchaser shall use commercially reasonable efforts to agree, prior to the expiration of the Due Diligence Period, upon an allocation of the Purchase Price between the Real Property, the Personal Property and the Intangible Assets. If Seller and Purchaser agree on such allocation each party agrees to utilize such allocation for purposes of transfer and recording forms filed in connection with the purchase and sale of the Property pursuant to this Agreement. If Seller and Purchaser cannot agree upon such allocation of the Purchase Price, each party shall be entitled to make federal, state and local tax filings related to the purchase and sale of the Property pursuant to this Agreement based on such party’s own determination of the proper allocations of the Purchase Price, each party bearing its own consequences of any discrepancies. The provisions of this Section 2.1 shall survive Closing.

ARTICLE 3.

EARNEST MONEY AND INDEPENDENT CONSIDERATION

3.1.         Earnest Money. Within two (2) business days from the Effective Date, Purchaser shall deliver to First American Title Insurance Company, Attn: Sarah Peña, 4795 Regent Boulevard, Mail Code:

1300, Irving, TX 75063, Email: spena@firstam.com (the “Escrow Agent”) the sum of Two Hundred Fifty Thousand and No/Dollars ($250,000.00) in immediately available U.S. funds via wire transfer as earnest money (the “Initial Earnest Money”). Upon the expiration of the Inspection Period, if Purchaser elects to proceed with the purchase of the Property in accordance with the terms of this Agreement, Purchaser will deposit in escrow with the Escrow Agent an additional sum of Two Hundred Fifty Thousand and No/Dollars ($250,000.00) as additional earnest money (the “Additional Deposit,” and together with the Initial Earnest Money the “Earnest Money”). The Escrow Agent shall deposit the Earnest Money in a fully insured interest-bearing account at a depository selected by the Escrow Agent, with all interest to become part of the Earnest Money. If the purchase and sale of the Property is consummated in accordance with the terms and conditions of this Agreement, the Earnest Money shall be applied to the Purchase Price at the Closing. In all other events, the Earnest Money shall be disposed of by the Escrow Agent as provided elsewhere in this Agreement.

3.2.         Independent Consideration. Notwithstanding any other provision of this Agreement to the contrary, the sum of $100.00 out of the Earnest Money shall be paid by the Escrow Agent to Seller as “Independent Consideration” (herein so called) for Seller’s execution of this Agreement and the rights granted herein, which Independent Consideration shall be paid to Seller in all instances upon execution of this Agreement, is fully earned, and shall not be applied against the Purchase Price.

ARTICLE 4.

DUE DILIGENCE ITEMS

4.1.         Due Diligence Items. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser copies of the items more particularly described on Schedule 1 hereto, to the extent such items are in Seller’s possession or reasonable control (“Due Diligence Items”). Except as expressly set forth in Section 7.2, Seller makes no representation or warranty whatsoever concerning the accuracy of or the ability of Purchaser to rely on any of the Due Diligence Items. In the event the Closing does not occur pursuant to this Agreement, Purchaser shall return to Seller or destroy (subject to Purchaser’s corporate retention policies) all Due Diligence Items delivered by Seller to Purchaser in accordance with this Section 4.1.

ARTICLE 5.

TITLE COMMITMENT, SURVEY AND TITLE REVIEW

5.1.         Title Commitment. To the extent not already ordered, Seller shall, within one (1) business day after the Effective Date, order from Moody National Title Company, LP, Attn: Sunny Finnigan, 9655 Katy Freeway, Suite 610, Houston, Texas 77024, (713) 273-6615, Email: sfinnigan@moodynational.com (the “Title Company”), and upon receipt deliver to Purchaser, a current Commitment for Title Insurance, dated after the Effective Date, naming Purchaser as the proposed insured, with a policy amount of no less than the amount of the Purchase Price allocated to the Real Property, and countersigned by the Title Company, as agent for First American Title Insurance Company, together with legible (or best available) copies of all instruments that create or evidence title exceptions affecting the Real Property referenced therein (collectively, the “Title Commitment”).

5.2.         Survey. Within five (5) days after the Effective Date, Seller shall deliver to Purchaser a copy of Seller’s existing survey of the Real Property (the “Existing Survey”), if any. Purchaser, at its election and at its cost, may order a new or updated survey of the Real Property (“Updated Survey”) within five (5) business days after receipt of the Title Commitment.

5.3.         Survey and Title Review.

(a)          Purchaser shall have until five (5) business days prior to the expiration of the Inspection Period (as defined below) (the “Title Review Period”) to deliver to Seller in writing any objection Purchaser has to any exception or matter contained in the Title Commitment and the Updated Survey (if available) or the Existing Survey (“Objections”). Purchaser shall be deemed to have made Objections to all monetary liens of any existing deed of trust or mortgage, judgments or any mechanic’s or materialman’s lien created by, through or under Seller affecting the Real Property, and real estate taxes and assessments which will be delinquent if unpaid (collectively, “Monetary Liens”) and at or before Closing, Seller shall be obligated to pay, satisfy and/or remove all Monetary Liens. If Purchaser fails to give written notice of Purchaser’s Objections to Seller prior to the expiration of the Title Review Period, then all exceptions to title shown on the Title Commitment and all matters shown on the Existing Survey and Updated Survey, if applicable, shall be deemed to be approved by Purchaser and shall be deemed to be Permitted Exceptions (as hereinafter defined). If Purchaser has timely notified Seller in writing of Purchaser’s Objections to the Title Commitment, the Existing Survey or Updated Survey, then Seller shall have a period of three (3) days following the receipt of the Objections in which to commit to the cure the Objections before Closing (the “Cure Period”); provided, however, Seller may, but shall not be obligated to, cure any of the Purchaser’s Objections other than Monetary Liens. If Purchaser has timely notified Seller in writing of Objections to the Title Commitment, the Existing Survey or the Updated Survey, then Seller may, prior to the expiration of the Cure Period, give Purchaser written notice (“Seller’s Title Cure Notice”) of Seller’s intention to satisfy or not satisfy the Objections prior to Closing. If Seller fails to timely give Purchaser Seller’s Title Cure Notice, or if Seller notifies Purchaser in writing during the Cure Period that Seller will not satisfy the Objections prior to Closing, then, in either event, Purchaser shall have the option, prior to the expiration of the Inspection Period, to either (i) waive the unsatisfied Objections, in which event those unsatisfied Objections shall become Permitted Exceptions, or (ii) terminate this Agreement by giving written notice to Seller of its election to terminate prior to the expiration of the Inspection Period. If Purchaser does not timely elect to terminate this Agreement, then Purchaser shall be deemed to have waived any unsatisfied Objection, other than Monetary Liens, and any such unsatisfied Objection, other than Monetary Liens, shall become a Permitted Exception. If Purchaser timely elects to terminate this Agreement, then in such event, the Earnest Money, less the Independent Consideration, shall be promptly returned to Purchaser and Seller and Purchaser shall have no further obligations, one to the other, with respect to the subject matter of this Agreement, except for those provisions that expressly survive termination of this Agreement. Seller shall cause the Monetary Liens, and any Objections which it agrees to cure in Seller’s Title Cure Notice to be paid, satisfied or removed at or prior to Closing.

(b)          If, after giving the Objections to Seller, Purchaser receives an update to the Title Commitment or, to the extent ordered within the time-frame set forth above, update to the Updated Survey showing any additional exceptions to title to the Property which are not disclosed in the Title Commitment, Existing Survey or Updated Survey delivered to Purchaser prior to the expiration of the Title Review Period, Purchaser shall give written notice of its objections thereto to Seller no later than three (3) days after the date Purchaser receives such update to the Title Commitment or Updated Survey. With respect to any objections to new title or survey matters set forth in Purchaser’s objection notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters, or to terminate this Agreement, as those which apply to any notice of objections made by Purchaser in accordance with Section 5.3(a), and the Closing Date shall, to the extent necessary, be extended due to any such objections.

5.4.         Permitted Exceptions. The term “Permitted Exceptions” means those exceptions to title to the Real Property set forth on the Title Commitment that are approved or deemed to be approved by Purchaser in accordance with Article 5 of this Agreement.

ARTICLE 6.

INSPECTION PERIOD

6.1.         Inspection Period. Purchaser shall have until 5:00 p.m., Central Time, on December 30, 2024 (the “Inspection Period”) to conduct, at its expense, an examination, inspection and investigation of the Property as determined by Purchaser, in Purchaser sole discretion, including, but not limited to, conduct an inspection of the physical condition of the Real Property, including obtaining a property condition report, engineering report, Phase 1 environmental site assessment, tests, audits and inspections, and conduct such other inspections of the Property as Purchaser deems necessary to determine the suitability of the Property for Purchaser’s intended use (the “Property Condition”); provided, however, Purchaser shall have no right to conduct any invasive testing, including so called “Phase II” environmental testing without Seller’s approval. Purchaser, subject to the rights of hotel guests, shall have the right to enter upon the Real Property at reasonable times during normal business hours and upon twenty-four (24) hours prior notification to Seller and conduct such inspections thereon relating to the Property. Without limiting the generality of the foregoing, Purchaser shall have the right to interview the general manager, director of sales and chief building engineer at the Property during the Inspection Period, and following the expiration of the Inspection Period, provided Purchaser has not terminated this Agreement, Purchaser shall have the right to interview all other employees at the Property. Seller or its representatives shall have the right to accompany Purchaser or its inspectors during any inspection of the Property and Purchaser shall conduct its inspections in a manner so as to not unreasonably disturb any persons occupying the Real Property. Purchaser shall not permit any liens to attach to the Real Property by reason of the exercise of such inspections or investigations.

6.2.         Purchaser Assumes All Risks; Indemnification. Purchaser assumes all risks associated with Purchaser’s investigations, including, without limitation, all property damage (including, without limitation, damage to the Real Property) and all injuries and loss to Purchaser, its employees, agents, contractors, subcontractors, invitees, consultants and other representatives (collectively, “Purchaser’s Consultants”). Purchaser agrees to indemnify, defend and hold harmless Seller and its partners, officers, directors, members, managers, employees and agents of, from and against any and all actual, out-of-pocket costs, losses, claims, defenses, demands, damages (excluding consequential, special and punitive damages), liabilities, expenses and other obligations (including, without limitation, reasonable attorneys’ fees and court costs) (collectively, “Losses”) arising from or out of the entry onto the Real Property or the performance of Purchaser’s investigations by Purchaser or any of Purchaser’s Consultants. Purchaser shall timely pay for all such inspections and in no event allow or suffer any liens or charges therefor to be placed against the Property or its appurtenant rights. All inspections/tests shall be performed by licensed professionals, qualified and having experience in preparing such inspections and investigations. Such inspector/agent/professional and Purchaser and its agents shall each maintain at all times a minimum of $1,000,000.00 in liability insurance coverage which will cover their acts and/or omissions on the Property and its appurtenant easements. Upon written requested from Seller, such insurance shall name Seller as an additional insured and Purchaser shall provide Seller with evidence thereof prior to entry onto the Property. Purchaser shall repair any damage caused by its physical inspections and shall restore the Property to substantially the same condition that existed prior to such inspections all in accordance with applicable law (including any damage or injury resulting from such access or inspections). The foregoing indemnification shall not extend to Losses suffered by Seller by reason of the Purchaser’s mere discovery of any existing conditions, violations of any laws, including environmental laws, or the negligence or willful misconduct of Seller or its employees, agents or other representatives. This paragraph shall survive Closing and the termination of this Agreement.

6.3.         Franchise Agreement. It is hereby agreed and acknowledged that the Property is currently subject to that certain Residence Inn by Marriot Relicensing Franchise Agreement dated as of October 15, 2015 (as amended, modified or supplemented, the “Existing Franchise Agreement”) between Marriott

International, Inc. (“Licensor”) and MOODY NATIONAL LANCASTER-AUSTIN MT, LLC. Pursuant to the terms of the Existing Franchise Agreement, Seller is not authorized to sell the Property unless Purchaser has been approved by Licensor, and Purchaser and Licensor have entered into a new franchise agreement with Licensor with respect to the Property. As a material part of the consideration for this Agreement, Purchaser shall be responsible for entering into a new franchise agreement with Licensor, or otherwise reaching an agreement with Licensor to terminate the Existing Franchise Agreement, in an manner that results in Seller, Manager, if applicable, and any guarantor being released from all future duties, liabilities and obligations under the Existing Franchise Agreement and any guarantee(s) thereof, in such form and to such an extent that Licensor customarily provides. Purchaser shall bear the cost of, and hereby agrees to pay, when due, any and all fees and expenses related to the new franchise agreement, including the franchise application fee (collectively, the “Franchise Costs”). Seller shall bear the cost of, and hereby agrees to pay, the cost to order (but not complete) the property improvement plan scope for the Property, and all fees due to Licensor by Seller under the Existing Franchise Agreement which have accrued prior to the Closing Date. Purchaser shall use diligent efforts to enter into a new franchise agreement with Licensor effective as of the Closing Date.

6.4.         Termination Notice. If Purchaser, in its sole and absolute discretion, is not satisfied with the Property Condition or otherwise determines that the Property is not suitable for Purchaser’s intended needs, Purchaser may terminate this Agreement by delivering to Seller, prior to the expiration of the Inspection Period written notice stating that Purchaser desires to terminate this Agreement (the “Termination Notice”), whereupon (i) the Escrow Agent is hereby instructed to promptly disburse the Earnest Money to Purchaser, and (ii) neither party shall have any further obligation or liability hereunder except for those obligations that expressly survive termination of this Agreement. In the event Purchaser does not terminate this Agreement by timely delivery of the Termination Notice, the Earnest Money shall be nonrefundable to Purchaser except as otherwise expressly provided in this Agreement.

6.5.         Termination of Contracts. Prior to the expiration of the Inspection Period, Purchaser shall review all Service Agreements, and Purchaser shall notify Seller of those Service Agreements to which Purchaser objects and refuses to assume. On or before the Closing, Seller, at its sole cost and expense, shall terminate the Service Agreements to which Purchaser timely objected and Purchaser shall not be required to assume such Service Agreements.

6.6.         Purchaser’s Termination Obligations. If Purchaser timely delivers to Seller a Termination Notice, if this Agreement otherwise terminates or if Purchaser fails to close the purchase of the Property, then Purchaser will repair any damage to the Property caused by Purchaser’s investigation and inspection of the Property and return to Seller (or destroy, subject to Purchaser’s corporate retention policy) all Due Diligence Items delivered by Seller to Purchaser in accordance with Section 4.1 of this Agreement.

ARTICLE 7.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

7.1.         Representations and Warranties. Seller makes the following warranties and representations to and for the benefit of Purchaser that shall be true and correct as of the Effective Date and, subject to Section 7.3, as of the Closing Date:

(a).         Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited liability company and is authorized to do business in the State of Texas. Seller has the full right, power and authority, and has obtained any and all consents required, to enter into this Agreement, consummate or cause to be consummated the sale of the Property, to make or cause to be made the conveyances, transfers and assignments contemplated herein, and to otherwise perform all of its obligations under this Agreement. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been or will be duly authorized and properly executed and will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

(b).        Conflicts. There is no agreement to which Seller is a party or binding on Seller or the Property which is in conflict with this Agreement or which would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement.

(c).         Litigation. Seller has not received written notice of any action, suit or proceeding which is currently pending or, to Seller’s knowledge, threatened which (i) would affect the Property after Closing or be binding upon Purchaser, or (ii) which challenges or impairs Seller’s ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

(d).        Compliance with Laws. Except as may be set forth in the Title Commitment, Seller has not received any written notice and has no knowledge of any pending or threatened liens made against the Property. Further, Seller has not received any written notice, and has no knowledge of, any violations of any law, ordinance, or regulation applicable to Seller, the Property or the business conducted at the Property.

(e).         Withholding Obligation. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code or under the laws of the State of Texas.

(f).          Condemnation. Seller has not received written notice of any pending condemnation actions against the Property, or, to Seller’s knowledge, threatened condemnation or similar proceedings against the Property or any part thereof.

(g).         OFAC. Neither Seller nor, to Seller’s knowledge, any of its affiliates, nor any of their respective partners, members, shareholder or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

(h).         No Leases/Licenses. Except as set forth on Exhibit “F” attached hereto, there are no leases, licenses, concessions or any other agreements giving anyone other than Seller and transient hotel guests a right to use or occupy any Property or any part thereof.

(i).          Title to the Property. Seller is the sole owner of good, marketable and insurable fee simple title to the Real Property, subject to restrictions, easements, and other exceptions shown in the public record or in the Title Commitment or survey to be obtained by Purchaser. Seller is the sole owner of good, marketable title to the Personal Property, which as of Closing will be free and clear of all liens and encumbrances, other than the rights of lessors under equipment leases (if any).

(j).           Bankruptcy. No bankruptcy or insolvency proceedings are pending, or to Seller’s knowledge threatened by others or contemplated by Seller.

(k).         Employees. There are no employees of Seller employed in the maintenance and operation of the Hotel. All employees at the Hotel are employees of the Manager. Neither Seller, Manager nor any affiliate of Seller or Manager is party to any employment or compensation agreement with any of the employees at the Hotel. To Seller’s knowledge, there are no union organization efforts pending or threatened with respect to any of the employees at the Hotel.

(l).          Taxes. To Seller’s Knowledge, Seller is not delinquent in the payment of any federal, state, local or foreign, real property, personal property, sales, use, room, occupancy, ad valorem or similar taxes, assessments, levies, charges or fees imposed by any governmental authority with respect to the ownership of the Property or operation of the business conducted thereon. Seller has not received any written notice of any audit of such taxes which has not been resolved. Except for the ongoing 2024 tax appeal proceedings, there are no outstanding tax appeals with respect to any portion of the Property.

(m).        Licenses and Permits. Seller has delivered to Purchaser, as part of the Due Diligence Items, complete copies of all licenses, permits and other authorizations held by Seller in connection with the ownership and operation of the Hotel, to the extent in Seller’s possession or control. Seller has not received any written notice of (i) any violation, suspension, revocation or non-renewal of any license and permits that has not been cured or dismissed, or (ii) any failure by Seller to obtain any licenses and permits required for the use, occupancy or operation of the Hotel that has not been cured or dismissed.

(n).        Services Agreements; Equipment Leases. Exhibit “E” sets forth a correct and complete list of the maintenance, service and supply contracts, license and royalty agreements, booking and reservation agreements, credit card service agreements, equipment leases and all other similar agreements for goods or services in effect with respect to the Hotel. Seller will deliver to Purchaser, with the Due Diligence Items, a true and complete copy of all Service Agreements to the extent in Seller’s possession or control. Except as set forth on Exhibit “E”, Seller has neither given nor received any notice of any written notice of breach or default under any of the Service Agreements which has not been cured.

(o).       Management and Franchise Agreement. Except for the management agreement with Manager (the “Management Agreement”) and the Existing Franchise Agreement, Seller is not a party to any management, license or franchise agreements with respect to the Hotel. Seller has not given or received any written notice of any breach or default by any party, or claim thereto, under the Existing Franchise Agreement.

(p).        Financial Statements. The financial statements delivered to Purchaser as part of the Due Diligence Items are the same statements prepared by (or on behalf) of Seller and relied upon by Seller in the operation of its business.

(q).        Rights to Purchase. The Property is not subject to any option, right of first refusal or any other unexpired right in favor of any person or entity to purchase or otherwise acquire the Property, any portion thereof or any interest therein (other than transient hotel guests), or any interest in Seller, except for this Agreement.

7.2.         Due Diligence Items. To the extent that Seller may provide to Purchaser existing or other reports of third parties regarding the condition of the Property (each an “Existing Third Party Report”), Seller makes no representation or warranty concerning the accuracy or completeness of any such Existing Third Party Report, except that Seller does represent that such Existing Third Party Reports are the complete copy of what is in Seller’s possession or control.

7.3.         Limitations.

(a).         The phrase “to Seller’s knowledge” in this Article 7 means to the current, actual knowledge of Jan Burleson, after duty of inquiry with the general manager of the Hotel, and does not include knowledge imputed to Seller from any other person or entity. The named individuals are acting for and on behalf of Seller and in a capacity as an officer or employee of Seller or one more of Seller’s affiliates and is in no manner expressly or impliedly making any representations or warranties in an individual capacity. Purchaser waives any right to sue or to seek any personal judgment or claim against the named individuals. Seller’s representations and warranties set forth in Article 7 shall survive the Closing Date and the delivery of the Deed for a period of six (6) months after Closing (the “Limitation Period”). No claim for a breach of any such representations and warranties shall be actionable or payable if that breach results from or is based on a condition, state of facts or other matter that was (i) actually known to Purchaser, (ii) disclosed in the Due Diligence Items (only to the extent a similarly situated buyer conducting a reasonable due diligence inquiry of the Property would gain actual knowledge of such facts or circumstances in its review of the Due Diligence Items), (iii) disclosed in any Existing Third Party Report, or (iv) otherwise expressly disclosed in this Agreement or the exhibits or schedules attached hereto. Furthermore, no claim for a breach of any such representations and warranties shall be actionable or payable (a) unless the valid claims for all such breaches collectively aggregate TWENTY-FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00) or more, in which event the full amount of such valid claims shall be actionable up to, but not exceeding, the amount of the Cap (as defined below), and (b) unless written notice containing a description of the specific nature of such breach is given by Purchaser to Seller prior to the expiration of the Limitation Period and an action is commenced by Purchaser against Seller with respect to any such claims within six (6) months and one (1) day after the Closing Date. Seller shall not be liable to Purchaser to the extent Purchaser’s claim (including costs of recovery [e.g., attorney’s fees]) is actually recovered from any other party pursuant to any insurance policy, service contract, warranty or guaranty, provided that Purchaser shall have no obligation to pursue remedies against any other party, or make a claim against its insurance policies. As used herein, the term “Cap” shall mean the total aggregate amount of THREE HUNDRED THIRTY-SEVEN THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($337,500.00). Except in the case of Seller’s fraud, in no event shall Seller’s aggregate liability to Purchaser for a breach of its representations and warranties exceed the Cap, and Purchaser hereby waives and disclaims any right to damages or compensation in excess of the Cap. This paragraph shall survive Closing.

(b).         In the event Purchaser or Seller obtains actual knowledge on or before Closing of any material inaccuracy in any of the representations and warranties contained in this Agreement, Purchaser and Seller, as applicable, shall notify the other party in writing of such inaccuracy, and Purchaser, as Purchaser’s sole and exclusive remedy, may either: (i) terminate this Agreement whereupon the Earnest Money, less the Independent Contract Consideration, shall be refunded to Purchaser, neither party shall have any further rights or obligations pursuant to this Agreement, other than as set forth herein with respect to rights or obligations that survive termination; or (ii) waive any and all claims against Seller on account of such inaccuracy and close the transaction. The foregoing shall not be deemed to limit Purchaser’s remedies under Section 12.2 in the event of a default by Seller. The provisions of this Section 7.3 shall survive the Closing.

7.4.        Covenants of Seller. Seller covenants and agrees as follows, from the Effective Date through Closing:

(a).         Seller will timely pay and perform its obligations under the Service Agreements to be assumed by Purchaser pursuant hereto.

(b).         From and after the date hereof, Seller will not enter into or amend any Service Agreements that will be an obligation affecting the Property subsequent to the Closing Date except for contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days’ notice. In the event Seller enters into any Service Agreements in accordance with this Section 7.4(b), Seller shall promptly notify Purchaser thereof, and provide a true, correct and complete copy of such new Service Agreement.

(c).         Seller will not remove any Personal Property from the Real Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of materially equal or better quality and quantity as existed as of the time of its removal.

(d).         Seller shall cause the Property to be maintained in good condition and repair, operated in the ordinary and usual course of business and consistent with past practice, but in all events in compliance with the Existing Franchise Agreement, and shall not take any action or omission which would cause any of the representations or warranties of Seller contained herein to become inaccurate or any of the covenants of Seller to be breached. Without limiting the generality of the foregoing, Seller shall, or shall cause Manager to, (i) accept bookings in the ordinary course of business, consistent with market rates, (ii) maintain a minimum of 2-par of linen and 1.2-par of pillows and duvet inserts, and (iii) perform all maintenance and repair of the Property in the ordinary course of business. In the event, at Closing, the inventory of linen, pillows and duvet inserts is not at the specified levels, the same shall not constitute a default by Seller, but Seller shall give Purchaser a credit against the Purchase Price in an amount equal to actual cost to Purchaser for purchasing the deficiency.

(e).         Seller shall continue to carry its existing insurance through the Closing Date, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

(f).         Seller shall notify Purchaser promptly upon receiving written notice of (i) any violation of any law, ordinance or regulation which affects the Property or any portion thereof; and (ii) the filing of bankruptcy or insolvency proceedings by or against any tenant under any of the Leases. Seller shall provide Purchaser with copies of any notice of default given or received by or on behalf of Seller with respect to any Service Agreement.

(g).         Seller will not, without the prior written consent of Purchaser, which may be granted or withheld in Purchaser’s reasonable discretion, sell, pledge or transfer any of its interest in any of the Property other than in the ordinary course of business.

7.5.        Property Sold “AS IS”. SUBJECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING (THE “SELLER WARRANTIES”), SELLER IS SELLING AND PURCHASER IS PURCHASING THE PROPERTY “AS IS WHERE IS” WITH ALL FAULTS. THE PURCHASE PRICE (AS HEREINAFTER DEFINED) AND THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT ARE THE RESULT OF ARM’S-LENGTH BARGAINING BETWEEN ENTITIES FAMILIAR WITH TRANSACTIONS OF THIS KIND, AND SAID PRICE, TERMS AND CONDITIONS REFLECT THE FACT THAT PURCHASER SHALL HAVE THE BENEFIT OF, BUT, EXCEPT FOR THE SELLER WARRANTIES, IS NOT RELYING UPON, ANY INFORMATION PROVIDED BY SELLER OR STATEMENTS, REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE BY SELLER, INCLUDING, WITHOUT LIMITATION, ANY RELATING TO THE VALUE OF THE PROPERTY, THE PHYSICAL OR ENVIRONMENTAL CONDITION OF THE PROPERTY, ANY STATE, FEDERAL, COUNTY OR LOCAL LAW, ORDINANCE, ORDER OR PERMIT, OR THE SUITABILITY, COMPLIANCE OR LACK OF COMPLIANCE OF THE PROPERTY WITH ANY REGULATION, OR ANY OTHER ATTRIBUTE OR MATTER OF OR RELATING TO THE PROPERTY. UPON

CLOSING, PURCHASER HEREBY FULLY RELEASES SELLER FROM, AND IRREVOCABLY WAIVES ITS RIGHT TO MAINTAIN, ANY AND ALL CLAIMS AND CAUSES OF ACTION THAT IT MAY THEN HAVE OR THEREAFTER ACQUIRE AGAINST SELLER WITH RESPECT TO ANY AND ALL LOSSES, DAMAGES, COSTS AND EXPENSES ARISING FROM OR RELATED TO ANY DEFECTS, ERRORS, OMISSIONS IN THE DUE DILIGENCE ITEMS OR OTHER CONDITIONS AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT.

PURCHASER ACKNOWLEDGES THAT PURCHASER WILL HAVE SUFFICIENT OPPORTUNITY PRIOR TO CLOSING TO REVIEW AND CONDUCT SUCH INDEPENDENT ANALYSES, STUDIES, REPORTS, INVESTIGATIONS AND INSPECTIONS AS IT DEEMS APPROPRIATE IN CONNECTION WITH THE PROPERTY. IF SELLER PROVIDES OR HAS PROVIDED ANY DOCUMENTS, SUMMARIES, OPINIONS OR WORK PRODUCT OF CONSULTANTS, SURVEYORS, ARCHITECTS, ENGINEERS, TITLE COMPANIES, GOVERNMENTAL AUTHORITIES OR ANY OTHER PERSON OR ENTITY WITH RESPECT TO THE PROPERTY, PURCHASER AND SELLER AGREE THAT (I) SELLER HAS DONE SO OR SHALL DO SO ONLY FOR THE CONVENIENCE OF BOTH PARTIES OR AS REQUIRED UNDER THIS AGREEMENT, (II) EXCEPT FOR THE SELLER WARRANTIES, PURCHASER SHALL NOT RELY THEREON, AND (III) THE RELIANCE BY PURCHASER UPON ANY SUCH DOCUMENTS, SUMMARIES, OPINIONS OR WORK PRODUCT SHALL NOT CREATE OR GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY DOCUMENT DELIVERED BY SELLER AT CLOSING, NO REPRESENTATION HAS BEEN MADE AND NO RESPONSIBILITY IS ASSUMED BY SELLER WITH RESPECT TO THE FINANCIAL EARNING CAPACITY OR EXPENSE HISTORY OF THE PROPERTY, THE CONTINUATION OF CONTRACTS, CONTINUED OCCUPANCY LEVELS OF THE PROPERTY, OR ANY PART THEREOF, OR THE CONTINUED OCCUPANCY BY GUESTS OR, WITHOUT LIMITING ANY OF THE FOREGOING, OCCUPANCY AT CLOSING.

THIS AGREEMENT AND THE CLOSING DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES. THIS SECTION 7.5 WAS FREELY NEGOTIATED AND PLAYED AN IMPORTANT PART IN THE BARGAINING PROCESS FOR THIS AGREEMENT. EXCEPT AS OTHERWISE SET FORTH EXPRESSLY HEREIN AND SUBJECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF SELLER SET FORTH IN THIS AGREEMENT, PURCHASER HAS AGREED TO DISCLAIM RELIANCE ON SELLER AND TO ACCEPT THE PROPERTY “AS IS” WITH FULL AWARENESS THAT THE PROPERTY’S PRIOR USES OR OTHER MATTERS COULD AFFECT ITS CONDITION, VALUE, SUITABILITY OR FITNESS; AND PURCHASER CONFIRMS THAT PURCHASER IS HEREBY ASSUMING ALL RISK ASSOCIATED THEREWITH. PURCHASER UNDERSTANDS THAT THE DISCLAIMERS OF RELIANCE AND OTHER PROVISIONS CONTAINED HEREIN COULD LIMIT ANY LEGAL RECOURSE OR REMEDY PURCHASER OTHERWISE MIGHT HAVE. PURCHASER ACKNOWLEDGES THAT IT HAS SOUGHT AND HAS RELIED UPON THE ADVICE OF ITS OWN LEGAL COUNSEL CONCERNING THIS SECTION 7.5. THIS PROVISION SHALL SURVIVE CLOSING.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES OF PURCHASER

8.1.         Representations and Warranties. Purchaser represents and warrants to Seller as follows and representations that shall be true and correct as of the Effective Date and on the Closing Date:

(a).         Due Authorization. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full power to execute, deliver and carry out the terms and provisions of this Agreement and each of the other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement and such other agreements, instruments and documents. The individuals executing this Agreement and all other agreements, instruments and documents herein required to be made or delivered by Purchaser pursuant hereto on behalf of Purchaser are and shall be duly authorized to sign the same on Purchaser’s behalf and to bind Purchaser thereto.

(b).         Enforceability This Agreement has been, and each and all of the other agreements, instruments and documents herein required to be made by Purchaser pursuant hereto have been, or on the Closing Date will have been, executed by Purchaser or on behalf of Purchaser, and when so executed, are and shall be legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the rights of creditors generally and, as to enforceability, the general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c).         No Conflict. The execution and delivery of, and consummation of the transactions contemplated by this Agreement is not prohibited by, will not conflict with, constitute grounds for termination of, or result in the breach of any of the agreements or instruments to which Purchaser is now party or by which it is bound, or any order, rule or regulation of any court or other governmental agency or official.

(d).         OFAC Compliance. Neither Purchaser nor, to Purchaser’s knowledge, any of its affiliates or their respective partners, members, shareholders or other equity owners is or will be a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute (including the USA Patriot Act), executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

ARTICLE 9.

INTENTIONALLY DELETED

ARTICLE 10.

DAMAGE OR DESTRUCTION; CONDEMNATION

10.1.       Damage or Destruction. Prior to Closing, risk of loss with regard to the Real Property shall be borne by Seller. If the Improvements or any of the Personal Property are damaged or destroyed prior to Closing, then:

(a).         if the cost of repairing such damage is less than or equal to One Million and No/100 Dollars ($1,000,000.00) as determined by a contractor or architect mutually acceptable to Seller and Purchaser, then, at Purchaser’s and Seller’s mutual election (such election to be made within 10 business days of the event): (i) Seller shall repair such damage at its own cost and expense as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage in a good and workmanlike manner, and, in the event such repairs have not been completed prior to Closing, then the Closing shall be extended until such time as the repairs have been completed and Purchaser has been provided reasonable opportunity to inspect such repairs, whereupon Seller, at its cost and expense, shall assign all contractor warranties to Purchaser, if any, and deliver such lien waivers and other affidavits and indemnities as the Title Company may require to issue Purchaser’s title insurance policy without any mechanic’s lien exceptions; or (ii) Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy plus the cost to restore any damage which is not covered by Seller’s insurance, and Purchaser shall be obligated to proceed to purchase the Property in accordance with the terms hereof; provided that if Purchaser and Seller cannot agree on whether to proceed under subclause (i) or (ii) above, then the parties shall proceed under subclause (ii) above; or

(b).         if the cost of repairing such damage is greater than One Million and No/100 Dollars ($1,000,000.00), as determined by a contractor or architect mutually acceptable to Seller and Purchaser, then, at Purchaser’s option (such election to be made in writing within ten (10) business days of the event): (i) Purchaser may elect to terminate this Agreement by written notice to Seller, whereupon the Escrow Agent is hereby instructed to promptly disburse the Earnest Money to Purchaser and neither party shall have any further obligation to the other, except for obligations that expressly survive the termination of this Agreement; or (ii) Seller shall assign to Purchaser all insurance proceeds payable with respect to such damage, and Purchaser shall receive a cash credit against the Purchase Price for the amount of the deductible under Seller’s insurance policy plus the cost to restore any damage which is not covered by Seller’s insurance, and the sale shall be closed without Seller’s repairing such damage. If Purchaser does not give notice to Seller of its election to terminate this Agreement within said ten (10) business day period, Purchaser shall be deemed to have elected not to terminate this Agreement.

10.2.       Condemnation. If, prior to the Closing, condemnation proceedings are threatened or commenced with respect to any portion of the Real Property, Purchaser may terminate this Agreement by delivering a written termination notice to Seller on or prior to the Closing Date. In the event Purchaser does not terminate this Agreement pursuant to the preceding sentence, any award in condemnation made and paid to Seller prior to the Closing shall become the property of Seller, and the Purchase Price shall be reduced by the amount of the gross condemnation award made to Seller. An award in condemnation after the Closing or not paid to Seller before Closing shall be the property of Purchaser (with Seller having assigned to Purchaser all of its rights thereto), and the Purchase Price shall not be reduced thereby. In the event of termination pursuant to this section, the Escrow Agent is hereby instructed to promptly disburse the Earnest Money to Purchaser, and neither party shall have any further right or obligation under this Agreement, except for obligations that expressly survive the termination of this Agreement.

ARTICLE 11.
CLOSING

11.1.       Time and Place. The sale and purchase of the Property shall be consummated at a closing (the “Closing”) to be held at or through the offices of the Title Company. The Closing shall occur on or before thirty (30) days following the expiration of the Inspection Period or as otherwise agreed by Purchaser and Seller in writing (the “Closing Date”). Notwithstanding the foregoing, Purchaser shall have the option to extend the Closing Date until January 30, 2025, by delivering written notice to Seller on or before five (5) business days prior to the original Closing Date and the concurrent payment of an additional FIFTY THOUSAND AND 00/100 DOLLARS ($50,000.00) deposit (the “Extension Deposit”), which shall be deemed part of the Earnest Money and shall be non-refundable to Purchaser except as otherwise expressly provided herein, but applied towards the Purchase Price at Closing.

11.2.       Items to be Delivered by Seller at the Closing. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, at Seller’s expense, each of the following items:

(a).         A special warranty deed (“Deed”) in form attached hereto as Exhibit “B” and incorporated herein by reference, duly executed and acknowledged, granting, conveying, and warranting to Purchaser good and indefeasible fee simple title to the Real Property, free and clear of any liens, encumbrances, easements, restrictions or other matters affecting title to the Real Property except the Permitted Exceptions.

(b).         A bill of sale and general assignment (“Bill of Sale”) in form attached hereto as Exhibit “C” and incorporated herein by reference, duly executed and acknowledged by Seller, conveying to Purchaser all of Seller’s right, title and interest in the Personal Property, Intangible Assets and Service Agreements.

(c).         Such evidence that may be reasonably required by the Title Company to evidence the status and capacity of Seller and the authority of the persons who are executing the various documents on behalf of Seller.

(d).         An affidavit in compliance with Section 1445 of the Internal Revenue Code and applicable regulations stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a “foreign person” as that term is defined in said Section 1445.

(e).         An executed settlement statement, in form and substance approved by Purchaser and Seller (“Settlement Statement”).

(f).         A Certificate of No Tax Due from the State of Texas Comptroller certifying that all sales taxes, unemployment taxes, occupancy taxes and other similar taxes payable with respect to the Property and the business operated thereon for the period prior to the Closing Date have been paid in full.

(g).         A certificate certifying that Seller’s representations and warranties are true, correct and complete in all material respects as of the Closing Date, except as may have otherwise been discovered by Purchaser and disclosed by Seller prior to Closing.

(h).         Such agreements, affidavits or other documents, including, without limitation, a customary owner’s affidavit in form and substance reasonably acceptable to the Title Company, as may be required by the Title Company to issue the Title Policy.

(i).          Intentionally Deleted.

(j).          Intentionally Deleted.

(k).         Reasonable evidence that the Management Agreement and Master Lease have been terminated.

(l).         Any other documents reasonably requested by the Title Company to effectuate the transactions contemplated by this Agreement.

(m).        As soon as practicable after the Closing, Seller shall deliver to Purchaser (if not then located in the Improvements) all combinations to safes, keys, codes and passcards relating to the operation of the hotel and forming part of the Personal Property.

11.3.       Items to be Delivered by Purchaser at the Closing. At the Closing, Purchaser shall deliver to Seller the balance of the Purchase Price, as adjusted by any prorations or adjustments described in Section 11.7 hereof. In addition, Purchaser shall execute the Bill of Sale and the Settlement Statement and any other documents reasonably required by the Title Company to effectuate the transactions contemplated by this Agreement.

11.4.       Seller’s Closing Costs. At Closing, Seller shall pay any costs related to (a) the issuance of the Title Commitment and the basic premium for the Title Policy (excluding the cost of any endorsements thereto and amending the survey exception, except to the extent used to cure an Objection or a New Title Exception), (b) Seller’s legal fees, and (c) all other items which are normally paid by sellers in real estate transactions in Travis County, Texas.

11.5.       Purchaser’s Closing Costs. Purchaser shall pay any costs related to (a) Purchaser’s due diligence inspection, (b) Purchaser’s legal fees, (c) all fees, costs and expenses of Purchaser’s lender, if any, including the cost of any mortgagee’s policy of title insurance, (d) all Franchise Costs incurred in connection with Section 6 and fees related to its Liquor License, (e) the cost of any endorsements, or any other “extended” title coverage, requested by Purchaser, to the Title Policy (except those endorsements used by Seller to cure an Objection or a New Title Exception), (f) the cost of any Updated Survey, and (g) all other items which are normally paid by purchasers in real estate transactions in in Travis County Texas.

11.6.       Possession. Upon completion of Closing, Seller shall deliver to Purchaser possession of the Property, subject only to the rights of the hotel guests and the Permitted Exceptions.

11.7.       Revenue and Expense Allocations. All revenues and expenses with respect to the Property, and applicable to the period of time before and after Closing, determined in accordance with sound accounting principles consistently applied, shall be allocated between Seller and Purchaser as provided herein. Seller shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Purchaser shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing; provided that the final night’s room revenue (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges which shall be prorated as set forth herein), including any sales taxes, room taxes or other taxes thereon (“Rooms Revenue”), shall be shared equally between Seller and Purchaser. Such adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and shall increase or decrease (as the case may be) the cash amount payable by the Purchaser pursuant to Section 2.1 hereof. All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a)          Current rents.

(b)          Real estate and personal property taxes.

(c)          Revenue and expenses under the Service Agreements.

(d)          Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e)          Municipal or other governmental improvement liens and special assessments, which shall be paid by Seller at Closing where the work has been assessed, and which shall be assumed by

Purchaser at Closing where the work has not been assessed; provided, however, that if such liens or assessments are payable in installments, Seller shall be responsible for the payment of such installments relating to periods prior to the Closing Date and the Purchaser shall be responsible for the payments of such installments relating to periods on and subsequent to the Closing Date.

(f)           License and permit fees, where transferable.

(g)          All other revenues and expenses of the Property, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h)          The Rooms Revenue shall be apportioned equally between Seller and Purchaser. The night before the Closing Date, Seller will invoice all guests of the hotel to collect Rooms Revenue for its period of ownership.

(i)           Such other items as are usually and customarily prorated between purchasers and sellers of hotel properties in the area where the Property is located.

Seller shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. The Purchaser shall receive a credit against the Purchase Price for the total of (a) prepaid rents, (b) prepaid room receipts and deposits, function receipts and deposits and other reservation receipts and deposits, (c) unforfeited security deposits together with any interest payable to a tenant thereon held by Seller under Occupancy Agreements, and (d) any outstanding gift certificates, gift cards, vouchers, coupons or similar instruments for free or discounted goods or services at the Hotel. At Closing, Seller shall sell to Purchaser in connection with the Hotel, and Purchaser shall purchase from Seller at face value all petty cash funds in connection with the hotel guest operations at the Property. For purposes of this Agreement, transfer or sale at face value shall mean an amount equal to the total of all petty cash funds on hand and transferred to Purchaser. The purchase price of said petty cash fund ledger shall be paid to Seller at Closing by a credit to Seller in the computation of adjustments and prorations on the Closing Date. The procedure and method of making the proration adjustments set forth in this Section 11.7 is attached to this Agreement as Exhibit “D”.

The Purchaser shall receive a credit for all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Revenue shall be apportioned equally between Seller and Purchaser.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Seller or by the Purchaser with respect to the Property after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. The provisions of this Section 11.7 shall survive the Closing.

11.8.       Safe Deposit Boxes. On the Closing Date, Seller shall cause Manager to make available to Purchaser at the hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at the hotel, other than safes or lockboxes, if any, located inside individual guest rooms in hotel. During the Inspection Period, Seller and Purchaser shall mutually agree upon a procedure to provide notice to each hotel guest utilizing a safe deposit box on the Closing Date about the sale of the Property and to cause each such hotel guest to adhere to the procedure set forth in the notice so that a proper inventory can be prepared and an orderly transition made. From and after the Closing, Seller and Manager shall be relieved of any and all responsibility in connection with each said box, and Purchaser shall indemnify, defend and hold Seller and Manager harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) with respect to such safety deposit box arising after the Closing. Seller hereby agrees to hold the Purchaser harmless from any other liability or claims with respect to such safe deposit boxes arising prior to the Closing Date. The provisions of this Section 11.8 shall survive the Closing.

11.9.       Inventory of Baggage. The representatives of Seller and/or Manager, and of Purchaser shall prepare an inventory of baggage at the hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (a) all luggage, valises and trunks checked or left in the care of the hotel by guests then or formerly in the hotel, (b) parcels, laundry, valet packages and other property of guests checked or left in the care of the hotel by guests then or formerly in the hotel (excluding, however, property in hotel safe deposit boxes), (c) all luggage or other property of guests retained by Seller as security for any unpaid accounts receivable, and (d) all items contained in the hotel lost and found. Purchaser shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser shall indemnify, defend and hold Seller and Manager harmless from and against any claim liability, cost or expense (including reasonable attorneys’ fees) incurred by Seller or Manager or any Affiliate thereof with respect thereto arising after the Closing Date. Seller hereby agrees to hold Purchaser harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. The provisions of this Section 11.9 shall survive the Closing.

11.10.     Accounts Receivable. It is expressly agreed by and between Purchaser and Seller that Seller is not hereby agreeing to sell to Purchaser, and Purchaser is not hereby agreeing to purchase from Seller, any of Seller’s accounts receivable. All of Seller’s accounts receivable shall be and remain the property of Seller. At the Closing, Seller shall prepare a list of its outstanding accounts receivable as of midnight on the date prior to the Closing (other than the Rooms Revenue), specifying the name of each account and the amount due to Seller. Purchaser shall hold any funds received by Purchaser explicitly designated as payment of such accounts receivable, in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof (less Purchaser’s actual collection costs) to Seller at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Other than the foregoing, Purchaser shall have no obligation with respect to any such account, and Purchaser shall not be required to take any legal proceeding or action to effect collection on behalf of Seller. It is generally the intention of Purchaser and Seller that although all of Seller’s accounts receivable shall be and remain the property of Seller, if any such accounts are paid to Purchaser, then Purchaser shall collect the same and remit to Seller in the manner above provided; provided, however, that such amounts shall be applied first to any amounts owed to Purchaser, and second to any amounts owed to Seller. Nothing herein contained shall be construed as requiring Purchaser to remit to Seller any funds collected by Purchaser on account of Purchaser’s accounts receivable generated from hotel operations after the Closing, even if the person or entity paying same is also indebted to Seller. Seller shall not be entitled to take any legal action to effect collection of any accounts receivable retained by Seller.

11.11.     Accounts Payable. The Purchaser shall receive a credit for any and all accounts payable owed by Seller in connection with the Property as of the Closing Date.

11.12.     Closing Conditions.

(a)           Purchaser’s obligations to close the transactions described in this Agreement shall be subject to the satisfaction, at or prior to Closing, of the following conditions precedent: (i) each of the representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the Closing; (ii) each of the covenants and obligations of Seller in this Agreement shall have been performed in all material respects; and (iii) the Title Company shall have unconditionally committed to issue to Purchaser an owner’s policy of title insurance insuring good, marketable, fee simple title interest in the Purchaser, with gap coverage from Seller from the Closing through the date of recording, subject only to the Permitted Exceptions (the “Title Policy”).

(b)           Seller’s obligations to close the transactions described in this Agreement shall be subject to the satisfaction, at or prior to Closing, of the following conditions precedent: (i) each of the representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects as of the Closing; (ii) each of the covenants and obligations of Purchaser in this Agreement shall have been performed in all material respects; and (iii) Licensor shall have approved of Purchaser or its designee as a franchisee of the Hotel and shall have entered into a new franchise agreement with Purchaser or shall have agreed with Purchaser on the terms of an assignment of the Existing Franchise Agreement; provided that, subject to Purchaser having submitted a completed FDD to the Licensor by December 6, 2024, if Licensor is not prepared to issue a new franchise agreement to Purchaser at or immediately following the Closing, then Purchaser shall have the right to extend the Closing Date by up to ten (10) days to satisfy the condition in this Section 11.12(b)(iii).

(c)           If any of the closing conditions in favor of Purchaser or Seller are not satisfied at Closing, then the party in whose favor the condition runs shall have the right to: (1) terminate this Agreement by providing written notice to the other party, in which case the Earnest Money shall be disbursed to Purchaser (unless the failure of the condition is a result of a Purchaser’s Default, in which event Seller shall have the remedies for a Purchaser’s Default set forth in Section 12.1 hereof), and the parties shall have no further rights or obligations under this Agreement, except for those which expressly survive such termination, or (2) waive any of the closing conditions at or prior to Closing; provided, however, that neither party shall be deemed to have waived a failure of a closing condition unless the Closing occurs or such has provided the other party with written notice of such waiver prior to Closing. Each parties’ rights and remedies under this Section 11.12 shall not be exclusive of any other rights and remedies of such party under this Agreement.

11.13.      Indemnification.

(a)           Seller shall indemnify and hold harmless Purchaser, and its directors, officers, members, partners, affiliates, employees, agents, representatives and agents from and against any and all Losses arising from: (i) taxes, employee claims, third party tort claims, and claims under the Service Agreements, equipment leases, or other leases or licenses, in each case arising prior to, or arising from events or circumstances occurring prior to, the Closing Date; (ii) a breach of Seller’s representations and warranties set forth in this Agreement and in the Seller Closing Documents (subject to the limitations set forth in Section 7.3); and (iii) the material breach by Seller of any of its covenants or obligations under this Agreement, which expressly survives the Closing or termination of this Agreement (as the case may be).

(b)           Purchaser shall indemnify and hold harmless Seller, and its directors, officers, members, partners, affiliates, employees, agents, representatives and agents from and against any and all Losses arising from (i) taxes, employee claims, third party tort claims, and claims under the Service Agreements, equipment leases, or other leases or licenses assumed by Purchaser, in each case arising from and after, or arising from events or circumstances occurring from and after, the Closing Date; (ii) a breach of Purchaser’s representations and warranties set forth in this Agreement; and (iii) the breach by Purchaser of any of its covenants or obligations under this Agreement which expressly survives the Closing or termination of this Agreement (as the case may be).

(c)           For the purposes of securing Seller’s indemnification obligations under this Agreement, Moody National REIT II, Inc., a Maryland corporation, hereby agrees to guarantee all of

Seller’s obligations under this Agreement which expressly survive the Closing (subject to all applicable limitations in Section 7.3 hereof) pursuant to and in accordance with the Joinder attached hereto. During the period beginning on the Closing Date and ending on the date that is the later to occur of (a) expiration of the Limitation Period hereunder, and (b) the date of final resolution of any and all claims made by Purchaser during the Limitation Period in accordance with the terms of this Agreement, it will: (i) not cause the dissolution of Seller; (ii) keep Seller in good standing in the state of its organization and in Texas; (iii) make all required tax and filings relating to its corporate existence required by any governmental entity with respect to Seller; (iv) maintain (which may be maintained in its parent entity Moody National REIT II, Inc.) a tangible net worth and liquid assets in an amount equal to the Cap (or, upon the expiration of the Limitation Period, to the extent of any claim then unresolved, in the amount of the Cap then in dispute and not resolved) (such amount, the “Minimum Amount”).

(d)           This Section 11.13 shall survive the Closing.

11.14    Employees. Seller shall terminate, or cause Manager to terminate, the employment of all employees at the Hotel effective as of the Closing, and Purchaser shall (or shall cause an affiliate or its manager to) offer employment to such terminated employees as Purchaser deems appropriate. Seller shall pay directly to the employees on the Closing Date all compensation (including accrued but unused paid time off and similar benefits) due to such employees through the date immediately prior to the Closing Date, together with any severance or termination fees payable to any employee who is terminated by Seller and not rehired by Purchaser (or its affiliate or manager). Nothing in this Agreement shall require Purchaser to assume obligations under Seller employee benefit plans or programs not expressly assumed by Purchaser. This Section 11.14 shall survive the Closing.

ARTICLE 12.

REMEDIES UPON DEFAULT

12.1.      Purchaser’s Defaults and Seller’s Remedies.

(a).         Purchaser’s Defaults. It shall be a default by Purchaser under this Agreement (a “Purchaser’s Default”) if Purchaser shall fail to perform or comply with any of its material covenants, acts and agreements contained in this Agreement in any material respect when required to be performed hereunder and such failure shall continue for five (5) business days after Seller gives Purchaser written notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed.

(b).         Seller’s Remedies for Purchaser’s Default. If a Purchaser’s Default occurs and provided no Seller’s Default has occurred that has not been cured, then Seller shall have the right to terminate this Agreement immediately by giving written notice to Purchaser, in which event Seller shall be entitled to the immediate receipt of the Earnest Money (or otherwise retain the released Earnest Money and the Extension Deposit, if applicable), together with all interest accrued thereon as liquidated damages. The remedy set forth in the preceding provisions of this Section 12.1(b) shall be Seller’s sole and exclusive remedy, at law or in equity, for a Purchaser’s Default; provided, however, that this provision shall not limit Purchaser’s indemnification of Seller in Section 6.2 above. In the event Seller terminates this Agreement, then the Agreement shall be of no further force and effect and neither Purchaser nor Seller shall have any further rights, obligations or liabilities hereunder, except for those obligations or liabilities that expressly survive termination of this Agreement. Seller and Purchaser acknowledge that it would be extremely difficult if not impossible to ascertain Seller’s actual damages in the event of Purchaser’s Default, and the Earnest Money, the Extension Deposit (if applicable) and such accrued interest is a reasonable forecast of just compensation to Seller resulting from Purchaser’s Default.

12.2.      Seller’s Default and Purchaser’s Remedies.

(a).         Seller’s Defaults. It shall be a default by Seller under this Agreement (a “Seller’s Default”) if (i) Seller shall fail to perform or comply with any of its material covenants, acts and agreements under this Agreement in any material respect when required to be performed hereunder and such failure shall continue for five (5) business days after Purchaser gives Seller notice of such failure (but in no event shall such cure period extend beyond the Closing Date), except that if such failure relates to any covenant or agreement to be performed at the Closing, there shall be no notice required or grace or cure period allowed; or (ii) any representation or warranty of Seller contained in this Agreement shall prove to have been materially false or incorrect when made.

(b).         Purchaser’s Remedies for Seller’s Default. If a Seller’s Default occurs and provided no Purchaser’s Default has occurred that has not been cured, then Purchaser shall have the right as its sole and exclusive remedies to either (i) terminate this Agreement immediately by giving written notice to Seller, in which event (a) Purchaser shall be entitled to the immediate return of the Earnest Money and Extension Deposit (if applicable), less the Independent Consideration, together with all interest accrued thereon, and Seller shall immediately reimburse Purchaser for its actual out-of-pocket costs and expenses incurred in connection with this Agreement, up to a maximum of ONE HUNDRED SEVENTY-FIVE THOUSAND AND 00/100 DOLLARS ($175,000.00); and (b) this Agreement shall be of no further force and effect except for those provisions that expressly survive termination of the Agreement, or (ii) seek specific performance of Seller’s obligations under this Agreement. If Purchaser elects to seek such specific performance, Purchaser shall give Seller written notice of such election within thirty (30) days after the occurrence of such Seller’s Default, and thereafter commence an action seeking such specific performance within ninety (90) days after the occurrence of such Seller’s Default. In the event Purchaser terminates this Agreement in accordance with the terms of this Agreement, then this Agreement shall be of no further force and effect and the parties shall have no further rights, obligations, or liabilities hereunder, except for those obligations that expressly survive termination of the Agreement.

12.3.       Instructions to Escrow Agent. If either Seller or Purchaser becomes entitled to the Earnest Money upon termination of this Agreement in accordance with its terms, Purchaser and Seller agree to deliver a letter of instruction to the Escrow Agent directing disbursement of the Earnest Money to the party entitled thereto.

ARTICLE 13.

MISCELLANEOUS

13.1.       Notices. All notices, demands, requests, consents, waivers, approvals and other communications shall be in writing and shall be deemed given (i) upon the hand delivery thereof during business hours provided a receipt is obtained, or (ii) upon the earlier of delivery or tender for delivery if sent by certified mail, return receipt requested, postage charges prepaid, or (iii) on the next business day following delivery to a recognized overnight delivery service such as Federal Express or Express Mail, freight charges prepaid, or (iv), on the day sent if sent by e-mail on a business day before 5:00 p.m. (Central Time), in each case addressed or delivered to the respective parties at their respective addresses set forth below (or at such other addresses designated by any party at any time by notice to the other parties in the manner set forth herein):

Seller:	c/o Moody National Companies 9655 Katy Freeway, Suite 600
Houston, Texas 77024 Attn: Alex Sims Telephone: (713) 977-7500 asims@moodynational.com

With Copy To:	Sneed, Vine & Perry, P.C.
2705 Bee Cave Road, Suite 160
Austin, TX 78746
Attn: Adam S. Wilk/Sheena Duke Tel: (512) 494-3126
Email: awilk@sneedvine.com sduke@sneedvine.com

Purchaser:	MCR Hotel Acquisitions LLC One World Trade Center, Floor 86 New York, NY 10007
Attn: Joseph Delli Santi/Charlie Floyd Email: jdellisanti@mcrinvestors.com
cfloyd@mcrinvestors.com

With Copy To:	Honigman LLP
39400 Woodward Avenue, Suite 101 Bloomfield Hills, MI 48304
Attn: Renee Naylor
Email: rnaylor@honigman.com

Either party hereto may change its address for notice by giving the other party ten (10) days’ advance written notice of such change of address. The parties acknowledge and agree that the respective attorneys of the parties shall be authorized to receive and send notices on behalf of their clients.

13.2.       Assignment. Purchaser may not assign this Agreement to any person, firm, corporation, or other entity without Seller’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser may assign all of its rights, title, liability, interest and obligation pursuant to this Agreement to an any entity controlled by, in control of, or under common control with Purchaser without Seller’s consent, provided that the assignee assumes all obligations of the Purchaser under this Agreement and further provided that Purchaser gives Seller a copy of such assignment and assumption agreement at least five (5) days before Closing; provided, however, no assignment shall relieve the Purchaser of its obligations under this Agreement.

13.3.       Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

13.4.       Amendment. This Agreement may not be amended except by an agreement in writing signed by Seller and Purchaser.

13.5.       Attorneys’ Fees. If either party files a lawsuit in connection with this Agreement, the party that prevails in such action shall be entitled to recover from the non-prevailing party, in addition to all other remedies or damages as limited herein, reasonable attorneys’ fees and costs of court incurred in such lawsuit. The provisions of this Section 13.5 shall survive the termination of this Agreement.

13.6.       Limitations on Liability. In no event shall any officer, director, shareholder, partner, member, employee, agent or affiliate of Seller or Purchaser have any personal liability hereunder, nor shall any of them be named personally in any suit, action or proceeding concerning any matter hereunder, nor shall any of their assets be attached, liened or levied upon or in any other way held liable for any of the obligations of Seller or Purchaser, respectively. Notwithstanding anything to the contrary contained in this Agreement, in no event shall either party be entitled to recover from the other party in connection with any claim arising out of or relating to this Agreement or any representation made herein, any lost profits or any direct, compensatory, punitive, indirect, consequential or other damages.

13.7.       Confidentiality and Non-Disclosure: The Due Diligence Items are hereby deemed confidential and shall be kept confidential, and not be disclosed or published in any manner, by Purchaser without the express written consent of Seller, except for any Permitted Disclosures (as hereinafter defined). Additionally, except for any Permitted Disclosures, Purchaser and Seller agree to keep, and to direct their agents, employees, representatives and brokers to keep, the existence and content of this Agreement and the transaction contemplated herein confidential. Notwithstanding anything to the contrary hereinabove set forth, either party may disclose such information: (w) to its employees, agents, representatives, brokers, consultants, contractors, potential lenders, and to members of professional firms serving it or its potential lenders, (x) to the Escrow Agent or Title Company, and (z) as any governmental or quasi-governmental agency may require, as is necessary in order to comply with applicable laws or any court order, or in response to or in connection with any legal process (collectively, the “Permitted Disclosures”). In addition, the confidentiality obligations of this Section shall not apply to any information that is a matter of public record or generally available to the public (other than as a result of the disclosure thereof in breach of this Section). The provisions of this section shall survive the termination of this Agreement for one (1) year, but shall not survive the Closing.

13.8.       Commission. Seller agrees to pay Eastdil Secured (“Broker”) a commission in accordance with a separate agreement. Purchaser and Seller each warrant and represent to the other that, other than Broker, no agent or broker is entitled to a commission or fee as a result of this sale, and Seller and Purchaser each agree to indemnify and hold the other party harmless from any loss, liability or expense suffered by the other party by reason of a claim for any commissions or other compensation due or payable to any real estate broker, agent or salesperson claiming by, through or under the indemnifying party. The foregoing indemnities shall survive the Closing or termination of this Agreement.

13.9.       Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties, either written or oral, in connection therewith.

13.10.     Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Counterparts executed and delivered in electronic format shall be binding upon the parties.

13.11.     Dates for Performance. Any act performable on an official United States holiday or a Saturday or Sunday shall be performable on the next business day following such date.

13.12.      Construction. The parties acknowledge that they have had the opportunity to be represented by counsel in connection with this transaction and that this Agreement shall be interpreted according to its fair construction and shall not be construed against either party

13.13.     Invalidity. If any provision in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

13.14.     Time is of the Essence; Waiver. Time is of the essence with respect to every provision of this Agreement. No waiver by either party of any of its rights or remedies hereunder or otherwise shall be considered a waiver of any other subsequent right or remedy.

13.15.     Like-Kind Tax Exchanges. Both Purchaser and Seller shall have the right to arrange an exchange of like-kind properties in accordance with Section 1031 of the Internal Revenue Code, including a deferred exchange. Seller and Purchaser each agree to cooperate fully and in good faith with such exchange(s); provided, the other party incurs no liability or expense as a result of participating in the other party’s exchange. To the extent necessary to effectuate such exchange, this Agreement may be assigned to a third party facilitating such exchange. Notwithstanding the foregoing, it is agreed that the closing of the sale and purchase of the Property is not subject to and conditioned upon the completion of any such arrangements and shall not be delayed to accommodate any such exchange.

13.16.     Related Agreement. MOODY NATIONAL 2020-GRAPEVINE HOLDING LLC, a Delaware limited liability company, and MOODY NATIONAL RI GRAPEVINE MT, LLC, a Delaware limited liability company (collectively, “RI Grapevine Seller”), as seller, and Purchaser, as purchaser, are parties to a certain Purchase and Sale Agreement of even date herewith (the “Related Agreement”) contemplating the sale by RI Grapevine Seller and purchase by Purchaser of certain real property located at 2020 State Highway 26, Grapevine, TX 76051 and commonly known as the Residence Inn Grapevine (the “Related Property”). Notwithstanding anything in this Agreement to the contrary:

(a)           The Closing of the transaction contemplated by this Agreement shall occur simultaneously with the closing of the Related Property under the Related Agreement.

(b)           If the Inspection Period or Closing Date (as such terms are used in the Related Agreement) are extended or postponed for any reason under the Related Agreement, then such extension shall result in an automatic and corresponding extension or postponement of the Inspection Period or Closing Date (as applicable) under this Agreement.

(c)           If the Related Agreement is terminated for any reason, other than in connection with the closing of the purchase and sale of the Related Property, then this Agreement shall terminate automatically and simultaneously with the termination of the Related Agreement, and the Earnest Money hereunder shall be immediately disbursed to the party entitled to the Earnest Money pursuant to the Related Agreement. Further, if as a result of the termination of the Related Agreement, Purchaser or RI Grapevine Seller have further rights, remedies or recourse against the RI Grapevine Seller or Purchaser, as applicable, under the Related Agreement, then Seller or Purchaser, respectively, shall have the corresponding rights, remedies or recourse against the other party hereto pursuant to the corresponding provisions of this Agreement in addition to (and not in lieu of) such rights, remedies or recourse available under the Related Agreement. Nothing in this Section 13.16 shall be construed to limit the rights and remedies of Seller and Purchaser under Article 12 hereof for a Seller’s Default or Purchaser’s Default.

(remainder of page intentionally omitted; signature page to follow)

IN WITNESS WHEREOF, this Agreement has been executed in multiple copies of the dates set forth above, and each executed copy shall be deemed an original for all purposes.

SELLER:

MOODY NATIONAL LANCASTER-AUSTIN
HOLDING, LLC, a Delaware limited liability company

By:
Name:
Title:

MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company

By:

Name:
Title:

PURCHASER:

MCR HOTEL ACQUISITIONS LLC,
a Delaware limited liability company

By:

Name:	Joseph Delli Santi
Title:	Chief Investment Officer

IN WITNESS WHEREOF, this Agreement has been executed in multiple copies of the dates set forth above, and each executed copy shall be deemed an original for all purposes.

SELLER:

MOODY NATIONAL LANCASTER-AUSTIN
HOLDING, LLC, a Texas limited liability company

By:
Name:	Brett C. Moody
Title:	President

MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company

By:

Name:	Brett C. Moody
Title:	President

PURCHASER:

MCR HOTEL ACQUISITIONS LLC,
a Delaware limited liability company

By:

Name:
Title:

The Escrow Agent and Title Company hereby acknowledges receipt of a fully executed copy of the Agreement as of the ____ day of December, 2024 (the “Effective Date”), and Escrow Agent agrees to accept, hold and disburse the Earnest Money in accordance with the provisions of the Agreement. The undersigned acknowledges that it is not a party to this Agreement and that it is executing below solely for the purpose of the foregoing acknowledgment and agreement.

ESCROW AGENT:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:

Name:
Title:

Date: ____________, 2024

TITLE COMPANY:

MOODY NATIONAL TITLE COMPANY, L.P.

By:

Name:
Title:

Date: ____________, 2024

EXHIBITS:

A – Description of the Land

B – Special Warranty Deed

C – Bill of Sale and General Assignment

D – Procedure and Method of Proration Adjustments

E – Hotel Contracts

F – Leases and Licenses

Schedule 1 – Due Diligence Items

JOINDER

MOODY NATIONAL REIT II, INC., a Maryland corporation (“Guarantor”), hereby joins in this Purchase and Sale Agreement (the “Agreement”) for the sole and limited purpose of (i) guaranteeing the indemnities of Seller set forth in the Agreement, any liability of Seller for a breach of the Seller Warranties, and the pro-ration adjustments which are the responsibility of Seller under Section 11.7 of the Agreement (collectively, the “Guaranteed Obligations”), subject to the limitations set forth in Section 7.3 of the Agreement, and (ii) consenting to be bound by the covenants applicable to Guarantor in Section 11.13(c) of the Agreement, but only to the extent the Closing occurs, and hereby agrees as follows:

1.	Guarantor hereby, as of the date hereof: (a) acknowledges that Purchaser would not enter into the Agreement with Seller but for this joinder; (b) acknowledges that Guarantor has reviewed all of the terms and provisions of the Agreement; (c) acknowledges that there are no conditions precedent to the effectiveness of this joinder; (d) represents and warrants to Purchaser that Guarantor has established adequate means of obtaining from sources other than Purchaser, on a continuing basis, financial and other information pertaining to Seller’s financial condition, the Property and Seller’s activities relating thereto and the status of Seller’s performance of Seller’s obligations under the Agreement, and Guarantor agrees to keep reasonably informed from such means of any facts, events or circumstances which might in any way affect Guarantor's risks hereunder, and Guarantor acknowledges that Purchaser has made no representation to Guarantor as to any such matters; and (e) represents and warrants to Purchaser that Guarantor is not and will not be, as a consequence of the execution and delivery of this Guaranty, impaired or rendered "insolvent", as that term is defined in Section 101 of the U.S. Bankruptcy Code, or otherwise rendered unable to pay Guarantor's debts as the same mature and will not have thereby undertaken liabilities in excess of the present fair value of Guarantor's assets.

2.	The obligations of Guarantor under this joinder are independent of the obligations of Seller under the Agreement and, in the event of any default or any breach of a representation, warranty or covenant under this joinder, a separate action or actions may be brought and prosecuted against Guarantor whether or not Seller is joined therein or a separate action or actions are brought against Seller.

3.	Guarantor hereby (a) waives diligence, presentment, demand, protest, or notice of any kind whatsoever, any defense based on suretyship principles, as well as any requirement that Purchaser exhaust any right or take any action against Seller or any other person; and (b) consents to any supplement, amendment or other modification made to the Agreement in accordance with its terms without Guarantor’s consent or approval. To the extent permitted by applicable law, Guarantor further waives any and all rights and defenses based upon or arising out of (a) any legal disability or other defense of Seller, any other guarantor or other person or by reason of the cessation or limitation of the liability of Seller from any cause, performance of those obligations of Seller which are guaranteed hereunder; (b) any lack of authority of the officers, directors, partners, managers, members or agents acting or purporting to act on behalf of Seller, Guarantor or any principal of Seller or Guarantor, or any defect in the formation of Seller, Guarantor or any principal of Seller or Guarantor; (c) any failure of Purchaser to marshal assets in favor of Guarantor or any other person; (d) any statute or rule of law which provides that the obligation of a surety or guarantor must be neither larger in amount nor in any other respects more burdensome than that of a principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation; (e) any failure of Purchaser to file or enforce a claim in any bankruptcy or other proceeding with respect to any person; (f) Purchaser’s election, in any proceeding instituted under the U.S. Bankruptcy Code, of the application of Section 1111(b)(2) of the U.S. Bankruptcy Code or any successor statute; (g) any borrowing or any grant of a security interest under Section 364 of the

U.S. Bankruptcy Code; (h) any right of subrogation, any right to enforce any remedy which Purchaser may have against Seller and any right to participate in, or benefit from, any security for the Agreement; (i) any statute of limitations affecting the liability of Guarantor hereunder or the enforcement hereof; (j) use of cash collateral under Section 363 of the U.S. Bankruptcy Code; and (k) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. Guarantor agrees that the payment or performance of any act which tolls any statute of limitations applicable to the Agreement shall similarly operate to toll the statute of limitations applicable to Guarantor's liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, Guarantor further expressly waives to the extent permitted by law any and all rights and defenses, including, without limitation, any rights of subrogation, reimbursement, indemnification and contribution, which might otherwise be available to Guarantor under any applicable laws; provided, however, nothing in this paragraph shall negate the availability to Guarantor of (i) the defense of payment or performance of the Guaranteed Obligations, and (ii) any separate claim Seller may have against Purchaser based upon Purchaser’s failure to satisfy its obligations pursuant to this Agreement (but which separate claim shall not be the subject of an offset by Guarantor).

4.	Guarantor subordinates all present and future indebtedness owing by Seller to Guarantor, to the obligations at any time owing by Seller to Purchaser under the Agreement with respect to the Guaranteed Obligations until the same have been fully discharged. Guarantor agrees to make no claim for such indebtedness until all obligations of Seller under the Agreement with respect to the Guaranteed Obligations have been fully discharged.

5.	If all or any portion of the Guaranteed Obligations are paid or performed, the obligations of Guarantor hereunder shall continue and shall remain in full force and effect in the event that all or any part of such payment or performance is avoided or recovered directly or indirectly from Purchaser as a preference, fraudulent transfer or otherwise under the U.S. Bankruptcy Code or other similar laws, irrespective of any notice of revocation given by Guarantor prior to such avoidance or recovery.

6.	This joinder is a continuing guaranty of payment and performance and not of collection. This joinder is irrevocable, cannot be revoked by Guarantor. The obligations of Guarantor hereunder shall be in addition to and shall not limit or in any way affect the obligations of Guarantor under any other existing or future guaranties unless said other guaranties are expressly modified or revoked in writing. This joinder is independent of the obligations of Seller under the Agreement. Purchaser may bring a separate action to enforce the provisions hereof against Guarantor without taking action against Seller or any other party or joining Seller or any other party as a party to such action. Except as otherwise provided in this joinder, this joinder is not secured and shall not be deemed to be secured by any security instrument unless such security instrument expressly recites that it secures this joinder.

7.	Guarantor hereby acknowledges that: (a) the obligations undertaken by Guarantor in this joinder are complex in nature, and (b) numerous possible defenses to the enforceability of these obligations may presently exist and/or may arise hereafter, and (c) as part of Purchaser’s consideration for entering into this transaction, Purchaser has specifically bargained for the waiver and relinquishment by Guarantor of all such defenses, and (d) Guarantor has had the opportunity to seek and receive legal advice from skilled legal counsel in the area of financial transactions of the type contemplated herein. Given all of the above, Guarantor does hereby represent and confirm to Purchaser that Guarantor is fully informed regarding, and that Guarantor does thoroughly understand: (i) the nature of all such possible defenses, and (ii) the circumstances under which such defenses may arise, and (iii) the benefits which such defenses might confer upon Guarantor, and (iv) the legal consequences to Guarantor of waiving such defenses. Guarantor acknowledges that Guarantor makes this joinder with the intent that this joinder and all of the informed waivers herein shall each and all be fully enforceable by Purchaser, and that Purchaser is induced to enter into this transaction in material reliance upon the presumed full enforceability thereof.

8.	Notwithstanding anything in this joinder to the contrary, this joinder shall terminate and be of no further force or effect on the date that is one (1) year after the Closing Date; provided, however, that this joinder shall remain in effect with respect to any claims made by Purchaser in writing prior to the expiration of such one (1) year period until final resolution of such claim.

Remainder of page intentionally left blank; signature appears on following page.

DATED this ____ ________13 of December, 2024

GUARANTOR:

MOODY NATIONAL REIT II, INC.,

a Maryland corporation

By:
Name:	Brett C. Moody
Title:	President

EXHIBIT “A”

Description of Land

Lot 1B-1, Resubdivision of Lot 1B, Resubdivision of Lot 1, Block “B”, Mueller Section 1 Phase A Subdivision, a Subdivision in Travis County, Texas, according to the Map or Plat recorded in Document No. 201000132, Official Public Records, Travis County, Texas.

EXHIBIT “B”

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER'S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF TEXAS	§
	§	KNOW ALL PERSONS BY THESE PRESENTS:
COUNTY OF TRAVIS	§

That MOODY NATIONAL LANCASTER-AUSTIN HOLDING, LLC, a Texas limited liability company (“Grantor”), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration to it in hand paid by __________________, a __________________, whose address is __________________ (hereinafter, whether one or more, referred to as “Grantee”), the receipt and sufficiency of which are hereby acknowledged and confessed, and subject to the exceptions, liens, encumbrances, terms and provisions to conveyance and warranty hereinafter set forth and described, has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does hereby GRANT, BARGAIN, SELL and CONVEY, unto Grantee all of the real property situated in Travis County, Texas, described on Exhibit A, which is attached hereto and made a part hereof for all purposes, together with all and singular the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or in anywise appertaining thereto, and together with all buildings and improvements located thereon and any right, title, and interest of Grantor in and to adjacent streets, alleys, strips, gores, and rights-of-way (such land, rights, benefits, privileges, easements, tenements, hereditaments, appurtenances, improvements, and interests being hereinafter referred to as the “Property”).

This conveyance is made and accepted subject only to those easements, restrictions, rights, reservations, encumbrances and other matters set forth on Exhibit B, which is attached hereto and made a part hereof for all purposes (the “Permitted Encumbrances”).

GRANTOR further reserves and excepts from this conveyance, for GRANTOR and its successors and assigns, all oil, gas and other minerals owned by GRANTOR in, on, under, or that may be produced from the Property; provided, however, GRANTOR hereby expressly releases and waives, on behalf of itself and its successors and assigns, all rights of ingress and egress to enter upon the surface of the Property for purposes of exploring for, developing, drilling, producing, transporting, mining, treating, storing or any other purpose incident to the development or production of the oil, gas and other minerals reserved to GRANTOR as described hereinabove in, on, and under the Property.

TO HAVE AND TO HOLD the Property, subject to the Permitted Encumbrances, unto Grantee, its successors and assigns, forever; and Grantor does hereby bind itself, its successors and assigns, to WARRANT AND FOREVER DEFEND all and singular the Property unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, except as to the Permitted Encumbrances, by, through or under Grantor, but not otherwise.

Grantee, by its acceptance hereof, hereby assumes and agrees to pay any and all standby fees, taxes, and assessments by any taxing authority for the calendar year 2025, and subsequent years.

SUBJECT TO THE REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS OF GRANTOR SET FORTH IN THE PURCHASE AND SALE AGREEMENT BETWEEN

GRANTOR AND GRANTEE, GRANTOR IS SELLING, AND GRANTEE IS PURCHASING THE PROPERTY “AS IS WHERE IS” WITH ALL FAULTS.

Remainder of Page Intentionally Blank.
Signature Pages Follow.

EXECUTED by the undersigned on this ____ day of ______________, 2024, to be effective upon delivery.

GRANTOR:

MOODY NATIONAL LANCASTER-AUSTIN
HOLDING, LLC, a Texas limited liability company

By:

Name:
Title:

STATE OF TEXAS	§

COUNTY OF HARRIS	§

The foregoing instrument was ACKNOWLEDGED before this ___ day of _____________, 2024 by _____________, in his capacity as _____________ of MOODY NATIONAL LANCASTER-AUSTIN HOLDING LLC, a Texas limited liability company, on behalf of such limited liability company.

Notary Public, State of Texas

My Commission Expires:

_______________	(Printed Name of Notary Public)

EXHIBIT “C”

Bill of Sale and General Assignment

THIS BILL OF SALE AND GENERAL ASSIGNMENT (this “Assignment”) is made as of ____________, 202__, by and between MOODY NATIONAL LANCASTER-AUSTIN HOLDING, LLC, a Texas limited liability company, and MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company (collectively, “Assignor”) and _______________, a ________ (“Assignee”).

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated [_____________], by and between Assignor, as seller, as Assignee (successor by assignment to MCR Hotel Acquisitions LLC), as purchaser (the “Purchase Agreement”), Assignor is conveying to Assignee, by Special Warranty Deed (the “Deed”), certain real property situated in Travis County, Texas, such real property being more particularly described on Exhibit A attached hereto and made a part hereof for all purposes (the “Land”), together with all buildings, structures and site improvements located on the Land, such improvements having the local address of 1200 Barbara Jordan Blvd. Building 4, Austin, TX 78723 (also known as 1209 E 51st Street, Austin, TX 78723), and Assignor’s interest in and to all improvements and fixtures situated on the Land (collectively, the “Improvements”) (the Land and Improvements sometime being referred to collectively as the “Property”); and

WHEREAS, in connection with the transfer of the Property, Assignor desires to sell and assign, and Assignee desires to buy and assume, all of Assignor’s right, title and interest in and to the personal property and service contracts located on or related to the operation of the Property.

NOW, THEREFORE, in consideration of the receipt of Ten Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby ASSIGN, TRANSFER, SET OVER, and DELIVER to Assignee, its successors and assigns, subject to the exceptions to title set forth in the Deed with respect to the Property, the following property:

1.          Personal Property. All equipment and machinery (including, without limitation, heating, ventilation and air conditioning systems, equipment and controls, and all security equipment, cameras, card entry systems, monitoring devices, equipment and related computer hardware, software and licenses), all appliances, furniture, tools and supplies, vehicles, and all other personal property owned by Seller and located on or about the Land and the Improvements and used in the operation or maintenance thereof, including, food, beverage and consumable items in opened or unopened cases and all in-use reserve stock of linens, towels, paper goods, soaps, cleaning supplies, office supplies, engineering supplies, maintenance supplies, parts and tools and other “inventories of merchandise” and “inventories of supplies” as such terms are defined in the Uniform System of Accounts for Hotels used in connection with the operation and maintenance of the hotel (collectively, the “Personal Property”).

2.          Intangible Assets. All of Assignor’s right, title and interest (if any) in and to all intangible assets of any nature relating to the Land, Improvements or Personal Property, if any, only to the extent in Seller’s possession or control, including, but not limited to: (i) all warranties and guaranties issued with respect to the Improvements or the Personal Property (collectively, the “Warranties”); (ii) all licenses and permits with respect to the ownership and operation of the Land or Improvements, including, but not limited to, building permits, elevator permits, boiler and machinery permits, certificates of occupancy, water and wastewater taps, governmental entitlements, development rights and utility service commitments (collectively, the “Permits”); (iii) all as-built engineering and architectural plans, and drawings held by or for Seller which relate to the Land and Improvements (collectively, the “Plans”); and (iv) reservations and agreements made or entered into by Seller prior to the date hereof for Hotel rooms or meeting rooms to be utilized after Closing (collectively, the “Advanced Bookings”) (the Warranties, Permits, Plans and Advanced Bookings are hereinafter collectively referred to as the “Intangible Assets”).

3.         Service Agreements. All assignable contracts and agreements to which Seller is a party relating to the upkeep, repair, maintenance, management, leasing or operation of the Land, Improvements and Personal Property, including all service, maintenance, purchase order, reservation and telephone equipment and system contracts, and other contracts and/or leases where Seller is employer, lessee or purchaser, as the case may be, each of which are set forth on Exhibit B attached hereto and incorporated by reference herein (collectively, the “Service Agreements”).

The Personal Property, Service Agreements and Intangible Assets are sometimes hereinafter collectively referred to as the “Assigned Property”; provided, however, that Assigned Property shall specifically exclude (i) property of hotel guests, (ii) property of Seller’s property manager, (iii) all cash, cash equivalents on hand or in any bank account, operating account or other account maintained in connection with the ownership, management or operation of the Property, (iv) accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, (v) any pre-paid deposits or accounts receivable related to the Hotel operation, (vi) the Management Agreement and (vii) the Existing Franchise Agreement.

4.         Assumption. Assignor and shall not be responsible for the discharge and performance of any liabilities or obligations arising in connection with any of the Assigned Property from and after the date hereof. Assignee hereby assumes and agrees to perform and discharge any such liabilities and obligations accruing from and after the date hereof. Assignor hereby indemnifies Assignee for any loss, claims, liabilities, damages, costs or expenses arising from or related to the Assigned Property prior to the date hereof, and Assignee hereby indemnifies Assignor for any loss, claims, liabilities, damages, costs or expenses arising from or related to the Assigned Property from and after the date hereof.

5.         AS-IS. All property assigned to Assignee under this Assignment is assigned and delivered “AS IS”, “WHERE IS” and “WITH ALL FAULTS.” Assignor makes and has made NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, with respect to the condition of the property hereby assigned.

6.         Successors. This Assignment and the provisions herein contained shall be binding upon and inure to the benefit of Purchaser and Seller and their respective successors and assigns.

7.         Miscellaneous. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement. This Assignment may be executed in several counterparts and all counterparts so executed shall constitute one agreement, binding on all the parties hereto and thereto, notwithstanding that all the parties are not signatories to the same counterpart. Counterparts of this Assignment executed and delivered in electronic format shall be binding upon the parties.

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IN WITNESS WHEREOF, the parties have executed this Assignment as of the date first above written.

ASSIGNOR:

MOODY NATIONAL LANCASTER-AUSTIN HOLDING,
LLC, a Texas limited liability company

By:
Name:
Title:

MOODY NATIONAL LANCASTER-AUSTIN MT, LLC, a Delaware limited liability company

By:

Name:
Title:

ASSIGNEE:

,
a

By:

Name:
Title:

Exhibit A	Description of the Property
Exhibit B	Service Agreements

EXHIBIT “D”

PROCEDURE AND METHOD OF PRORATION
AND OTHER ADJUSTMENTS

Prior to the Closing, Seller and Purchaser shall jointly prepare a proposed closing statement containing the parties’ reasonable estimate of the items requiring proration and adjustment under Section 11.7 and other applicable Sections of this Agreement. Subsequent to the Closing, final adjustments and resulting payments between the parties (“true-ups”) shall be made in cash or immediately available funds as soon as practical, but not later than one hundred twenty (120) days following the Closing Date.

EXHIBIT “E”

SERVICE AGREEMENTS

Service Type	Vendor	Notes
Fire Alarm	Alliance
Life Safety System	Alliance
Smoke Detectors	Alliance
Fire Service	Alliance
TV	DirecTV
Internet	Airespring
Internet Support	Blueprint
Telephone Service	Pinnacle
Phone Support	Airespring
Business Center Computers	N/A
Business Center Support	N/A
Business Center Printing	N/A
Copy Machine	Ricoh	Month to Month basis, no contract
Fax Machine	Ricoh	Month to Month basis, no contract
Elevator	Otis Elevator Company
Waste Removal	Advance Waste
Fitness Center Water	N/A	We just replace the filters every 6 mos
Pool Maintenance	N/A	Chief Engineer or Joe
Pool Equipment	N/A	Chief Engineer or Joe
Dish Machine	N/A
Media	Mood Media
Lock System	Assa Abloy
Landscaping	Gerardo Pena/Morning Glory Landscaping
Snow Removal	N/A
Van Lease	N/A
Stamp Machine	N/A
Highway Signage	N/A
Agency / Demand Service	N/A
Energy / Power	City of Austin Utilities
Catering / Sales Software	Sales and Catering (STS)

POS Support	N/A
Crew Rooms	N/A
Pest Control	Orkin
PM Works	N/A
Rubicon / Market Vision	N/A
Mechanical Equipment	N/A
Generator	N/A
Fitness Center Equipment	Exer Tech	They service the gym quarterly
Digital Key	N/A
Airemaster / Scent	N/A
Carpet Storage	N/A
Kitchen Oil	Liquid Environmental Solutions
Shredding	N/A
First Aid Kits	N/A	Through Amazon
Newspapers	N/A	No newspapers on property
Window Cleaning	N/A	Done by staff
ATM	N/A	None on site
Linen Rental	N/A
Temporary Labor	Preferred Hospitality
Employee Assistance Program	N/A	Through Moody Benefits
Payroll	Moody National Payroll
OTT Platform	World Cinema
Internet Hosting	N/A
Chip and Pin	N/A
RMCC	N/A

EXHIBIT “F”

LEASES AND LICENSES

Retail Lease	Tiff's Treats
Retail Lease	Gino's Vino

Type	Subtype	Notes
Alcohol
	Jurisdiction, Outlet, Type, Specialty	RI Austin- N/A
	Federal TTB	N/A
Business
	General	RI Austin- provided
	Specialty	N/A
Occupancy
	Permanent	RI Austin- provided
	Special / Conditional Use	N/A
Gaming
	Casino / Gaming License	N/A
Health
	General	Provided
	Environmental	RI Austin- MESH compliance via MGS/Marriott Portal
Operational
	Waste	Provided
	Fats Oils Grease (FOG)	Provided
	Fire / Life Safety	Provided
	Parking	N/A
	Signage	N/A
	Elevators	Provided
	Boilers	Pending
	Backflow Devices	Provided
Organizational
	Standard	Pending
Tax
	Sales & Use	RI Austin- pending
	Business	N/A
	Unemployment	N/A
	Excise	N/A
Training

Schedule 1 - Page 1

Training	N/A
Vehicle
Vehicle	RI Austin- N/A

Schedule 1 - Page 2

SCHEDULE 1

Due Diligence Items

See attached.

Schedule 1 - Page 3

Schedule 1 - Page 4